Exhibit 99.1
PATHWARD FINANCIAL, INC. ANNOUNCES RESULTS FOR 2024 FISCAL FOURTH QUARTER AND FISCAL YEAR 2024

Sioux Falls, S.D., October 23, 2024 - Pathward Financial, Inc. (“Pathward Financial” or the “Company”) (Nasdaq: CASH) reported net income of $33.6 million, or $1.35 per share, for the three months ended September 30, 2024, compared to net income of $35.9 million, or $1.36 per share, for the three months ended September 30, 2023.
The Company reported net income of $168.4 million, or $6.62 per share, for the fiscal year ended September 30, 2024, compared to net income of $163.6 million, or $5.99 per share, for the fiscal year ended September 30, 2023. For the fiscal year ended September 30, 2024, the Company recognized return on average assets of 2.20% compared to 2.33% for the prior year period.
CEO Brett Pharr said, “2024 was a great year for Pathward. We recertified as a Great Place to Work, remained committed to our remote first approach, announced new partnerships and extended others, celebrated employees who won multiple awards, and, most recently, announced that our newly rebranded Partner Solutions team won Finovate’s Best Banking as a Service provider. These successes translated to solid financial results as well. We reported earnings per diluted share of $6.62 for the fiscal year, which was just above the high end of our updated guidance range and represents year-over-year growth of 11%.”
Company Highlights and Business Developments
•On August 28, 2024, Pathward announced the sale of its commercial insurance premium finance business. The Company expects this transaction will close by October 31, 2024.
•On September 25, 2024, Pathward, N.A., (“Bank” or “Pathward”), a subsidiary of Pathward Financial, celebrated its 20th year serving the payments industry with the announcement it renamed its "Banking as a Service" business line to "Partner Solutions."
•On September 30, 2024, Pathward Financial and Pathward announced the Bank’s Partner Solutions line of business won the 2024 Finovate Award for Best Banking as a Service Provider. According to Finovate, its awards recognize the companies driving fintech innovation forward and the individuals bringing new ideas to life.
Financial Highlights for the 2024 Fiscal Fourth Quarter
•Total revenue for the fourth quarter was $167.9 million, an increase of $6.9 million, or 4%, compared to the same quarter in fiscal 2023, driven by an increase in net interest income, partially offset by a reduction in noninterest income.
•Net interest margin ("NIM") increased 47 basis points to 6.66% for the fourth quarter from 6.19% during the same period last year, primarily driven by increased yields on earning assets and an improved earning asset mix from the continued optimization of the portfolio. When including contractual, rate-related processing expense, which includes the expenses associated with custodial deposits, NIM would have been 5.15% in the fiscal 2024 fourth quarter compared to 4.87% during the fiscal 2023 fourth quarter. Servicing fee income on off-balance sheet custodial deposits is not included in this calculation. See non-GAAP reconciliation table below.

•Total gross loans and leases at September 30, 2024 decreased $290.9 million to $4.08 billion compared to September 30, 2023 and decreased $537.4 million when compared to June 30, 2024. When excluding insurance premium finance loans of $800.1 million and $617.1 million, respectively, total gross loans and leases at September 30, 2024 increased $509.2 million, or 14%, when compared to September 30, 2023 and increased $79.7 million, or 2%, compared to June 30, 2024.
•During the 2024 fiscal fourth quarter, the Company repurchased 236,308 shares of common stock at an average share price of $63.44. As of September 30, 2024, there were 7,000,000 shares available for repurchase under the current common stock share repurchase program.
Net Interest Income
Net interest income for the fourth quarter of fiscal 2024 was $115.9 million, an increase of 10% from the same quarter in fiscal 2023. The increase was mainly attributable to increased yields, higher average interest-earning asset balances and an improved earning asset mix.
The Company’s average interest-earning assets for the fourth quarter of fiscal 2024 increased by $201.1 million to $6.93 billion compared to the same quarter in fiscal 2023, due to growth in average outstanding balances of loans and leases, partially offset by a decrease in total investment security balances and a decrease in cash balances. The fourth quarter average outstanding balance of loans and leases increased $406.4 million compared to the same quarter of the prior fiscal year, primarily due to an increase in commercial finance and warehouse finance loans, partially offset by a decrease in consumer finance loans.
Fiscal 2024 fourth quarter NIM increased to 6.66% from 6.19% in the fourth fiscal quarter of last year. When including contractual, rate-related processing expense, NIM would have been 5.15% in the fiscal 2024 fourth quarter compared to 4.87% during the fiscal 2023 fourth quarter. See non-GAAP reconciliation table below. The overall reported tax-equivalent yield (“TEY”) on average earning asset yields increased 41 basis points to 6.89% compared to the prior year quarter, driven by an improved earning asset mix. The yield on the loan and lease portfolio was 8.67% compared to 8.33% for the comparable period last year and the TEY on the securities portfolio was 3.12% compared to 3.13% over that same period.
The Company's cost of funds for all deposits and borrowings averaged 0.24% during the fiscal 2024 fourth quarter, as compared to 0.29% during the prior year quarter. The Company's overall cost of deposits was 0.07% in the fiscal fourth quarter of 2024, as compared to 0.12% during the prior year quarter. When including contractual, rate-related processing expense, the Company's overall cost of deposits was 1.76% in the fiscal 2024 fourth quarter, as compared to 1.56% during the prior year quarter. See non-GAAP reconciliation table below.
Noninterest Income
Fiscal 2024 fourth quarter noninterest income decreased 7% to $52.0 million, compared to $56.1 million for the same period of the prior year. The decrease was primarily driven by a decrease in card and deposit fees, rental income, and other income. The period-over-period decrease was partially offset by an increase in gain on sale of other and tax services product fees.
The period-over-period decrease in card and deposit fee income was primarily related to lower servicing fee income due to a reduction in custodial deposits. Servicing fee income totaled $3.2 million during the 2024 fiscal fourth quarter, compared to $7.8 million for the same period of the prior year. For the fiscal quarter ended June 30, 2024, servicing fee income on custodial deposits totaled $8.6 million.
Noninterest Expense
Noninterest expense increased 10% to $129.9 million for the fiscal 2024 fourth quarter, from $118.2 million for the same quarter last year. The increase was primarily attributable to increases in compensation and benefits, card processing expense, other expense, and legal and consulting expense. The period-over-period increase was partially offset by a decrease in operating lease depreciation and amortization expenses.

The card processing expense increase was due to rate-related agreements with Partner Solutions relationships. The amount of expense paid under those agreements is based on an agreed upon rate index that varies depending on the deposit levels, floor rates, market conditions, and other performance conditions. Generally, this rate index is based on a percentage of the Effective Federal Funds Rate ("EFFR") and reprices immediately upon a change in the EFFR. Approximately 57% of the deposit portfolio was subject to these rate-related processing expenses during the fiscal 2024 fourth quarter. For the fiscal quarter ended September 30, 2024, contractual, rate-related processing expenses were $26.3 million, as compared to $27.6 million for the fiscal quarter ended June 30, 2024, and $22.5 million for the fiscal quarter ended September 30, 2023.
Income Tax Expense
The Company recorded an income tax expense of $3.1 million, representing an effective tax rate of 8.2%, for the fiscal 2024 fourth quarter, compared to an income tax benefit of $2.7 million, representing an effective tax rate of (7.9%), for the fourth quarter last fiscal year. The current quarter increase in income tax expense compared to the prior year quarter was primarily due to a decrease in investment tax credits.
The Company originated $26.1 million in renewable energy leases during the fiscal 2024 fourth quarter, resulting in $7.2 million in total net investment tax credits. During the fourth quarter of fiscal 2023, the Company originated $42.6 million in renewable energy leases resulting in $13.7 million in total net investment tax credits. For the fiscal year ended September 30, 2024, the Company originated $68.4 million in renewable energy leases, compared to $93.6 million for the comparable prior year period. Investment tax credits related to renewable energy leases are recognized ratably based on income throughout each fiscal year.

Investments, Loans and Leases

(Dollars in thousands)	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023
Total investments	$1,774,313	$1,759,486	$1,814,140	$1,886,021	$1,840,819

Loans held for sale
Term lending	4,567	—	1,977	2,500	—
Lease financing	—	—	—	778	—
Insurance premium finance	594,359	—	—	—	—
SBA/USDA	65,734	7,030	7,372	—	—
Consumer finance	24,210	22,350	16,597	66,240	77,779
Total loans held for sale	688,870	29,380	25,946	69,518	77,779

Term lending	1,554,641	1,533,722	1,489,054	1,452,274	1,308,133
Asset-based lending	471,897	473,289	429,556	379,681	382,371
Factoring	362,295	350,740	336,442	335,953	358,344
Lease financing	152,174	155,044	168,616	188,889	183,392
Insurance premium finance	—	617,054	522,904	671,035	800,077
SBA/USDA	568,628	563,689	560,433	546,048	524,750
Other commercial finance	185,964	166,653	149,056	160,628	166,091
Commercial finance	3,295,599	3,860,191	3,656,061	3,734,508	3,723,158
Consumer finance	248,800	253,358	267,031	301,510	254,416
Tax services	8,825	43,184	84,502	33,435	5,192
Warehouse finance	517,847	449,962	394,814	349,911	376,915
Total loans and leases	4,071,071	4,606,695	4,402,408	4,419,364	4,359,681
Net deferred loan origination costs	4,124	5,857	6,977	6,917	6,435
Total gross loans and leases	4,075,195	4,612,552	4,409,385	4,426,281	4,366,116
Allowance for credit losses	(45,336)	(79,836)	(80,777)	(53,785)	(49,705)
Total loans and leases, net	$4,029,859	$4,532,716	$4,328,608	$4,372,496	$4,316,411
The Company's investment security balances at September 30, 2024 totaled $1.77 billion, as compared to $1.76 billion at June 30, 2024 and $1.84 billion at September 30, 2023.
Total gross loans and leases totaled $4.08 billion at September 30, 2024, as compared to $4.61 billion at June 30, 2024 and $4.37 billion at September 30, 2023. The primary driver for the sequential and year-over-year decrease was related to the insurance premium finance portfolio moving to held for sale. The decrease was partially offset by growth in total commercial finance loans, excluding insurance premium finance loans, and warehouse finance loans. A decrease in seasonal tax services loans also led to the sequential decrease. When excluding insurance premium finance loans, total gross loans and leases at September 30, 2024 increased $79.7 million, or 2%, compared to June 30, 2024 and increased $509.2 million, or 14%, when compared to September 30, 2023.
Commercial finance loans, which comprised 81% of the Company's loan and lease portfolio, totaled $3.30 billion at September 30, 2024, reflecting a decrease of $564.6 million from June 30, 2024 and a decrease of $427.6 million, or 11%, from September 30, 2023. The sequential decrease in commercial finance loans was primarily driven by the insurance premium finance portfolio moving to held for sale during the fourth quarter of fiscal 2024, which had a balance of $594.4 million at September 30, 2024. The decrease was partially offset by a $20.9 million increase in the term lending portfolio, a $19.3 million increase in the other commercial finance portfolio, and an $11.6 million increase in the factoring portfolio. The decrease in commercial finance loans when comparing the current period to the same period of the prior year was primarily driven by the aforementioned insurance premium finance loans along with a decrease in lease financing. This decrease was partially offset by increases in the term lending, asset-based lending, SBA/USDA, and other commercial finance portfolios. When excluding insurance premium finance loans, commercial finance loans at September 30, 2024 increased $52.5 million, or 2%, compared to June 30, 2024 and increased $372.5 million, or 13%, when compared to September 30, 2023.
Asset Quality
The Company’s allowance for credit losses ("ACL") totaled $45.3 million at September 30, 2024, a decrease compared to $79.8 million at June 30, 2024 and a decrease compared to $49.7 million at September 30, 2023. The decrease in the ACL at September 30, 2024, when compared to June 30, 2024, was primarily due to a $28.6 million decrease in the allowance related to the seasonal tax services portfolio, a $3.4 million decrease in the allowance related to the consumer finance portfolio, and $2.5 million decrease in the allowance related to the commercial finance portfolio.
The $4.4 million year-over-year decrease in the ACL was primarily driven by a $4.4 million decrease in the allowance related to the commercial finance portfolio and a $0.1 million decrease in the allowance related to the consumer finance portfolio, partially offset by a $0.1 million increase in the allowance related to the warehouse finance portfolio.
The following table presents the Company's ACL as a percentage of its total loans and leases.

	As of the Period Ended
(Unaudited)	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023
Commercial finance	1.29%	1.17%	1.21%	1.30%	1.26%
Consumer finance	0.90%	2.23%	1.71%	1.45%	0.92%
Tax services	0.03%	66.35%	37.31%	1.52%	0.04%
Warehouse finance	0.10%	0.10%	0.10%	0.10%	0.10%
Total loans and leases	1.11%	1.73%	1.83%	1.22%	1.14%
Total loans and leases excluding tax services	1.12%	1.12%	1.14%	1.21%	1.14%

The Company's ACL as a percentage of total loans and leases decreased to 1.11% at September 30, 2024 from 1.73% at June 30, 2024. The decrease in the total loans and leases coverage ratio was primarily driven by the consumer finance portfolio and the seasonal tax services portfolio, partially offset by an increase in the commercial finance portfolio. The decrease in the consumer finance loan coverage ratio was due to seasonal activity. The increase in the commercial finance loan and lease coverage ratio was primarily related to the $594.4 million of insurance premium finance loans that were held for sale as of September 30, 2024 and, as such, had no related ACL balance. That portfolio carried a lower reserve rate compared to the rest of the commercial finance portfolio.

Activity in the allowance for credit losses for the periods presented was as follows.

(Unaudited)	Three Months Ended			Fiscal Year Ended
(Dollars in thousands)	September 30, 2024	June 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Beginning balance	$79,836	$80,777	$81,916	$49,705	$45,947
Provision (reversal of) - tax services loans	(297)	(3,285)	2,945	22,995	35,775
Provision (reversal of) - all other loans and leases	1,423	8,926	6,124	19,243	21,673
Charge-offs - tax services loans	(28,815)	(820)	(36,606)	(30,780)	(38,741)
Charge-offs - all other loans and leases	(7,912)	(7,772)	(6,227)	(26,902)	(21,158)
Recoveries - tax services loans	461	1,230	531	7,785	2,963
Recoveries - all other loans and leases	640	780	1,022	3,290	3,246
Ending balance	$45,336	$79,836	$49,705	$45,336	$49,705
The Company recognized a provision for credit losses of $0.8 million for the quarter ended September 30, 2024, compared to $9.0 million for the comparable period in the prior fiscal year. The period-over-period decrease in provision for credit losses was primarily due to decreases in provision for credit losses in the commercial finance portfolio of $4.7 million and the tax services portfolio of $3.2 million, partially offset by an increase of $0.1 million in provision for credit losses in the warehouse finance portfolio. The decrease in provision for credit losses in the commercial finance portfolio was primarily due to the insurance premium finance portfolio moving to held for sale during the quarter and reversing out the provision for credit losses on that portfolio. The Company recognized net charge-offs of $35.6 million for the quarter ended September 30, 2024, compared to net charge-offs of $41.3 million for the quarter ended September 30, 2023. Net charge-offs attributable to the seasonal tax services, consumer finance, and commercial finance portfolios for the current quarter were $28.4 million, $3.9 million, and $3.3 million, respectively. Net charge-offs attributable to the tax services, commercial finance and consumer finance portfolios for the same quarter of the prior year were $36.1 million, $5.1 million, and $0.1 million, respectively.
The Company's past due loans and leases were as follows for the periods presented.

As of September 30, 2024	Accruing and Nonaccruing Loans and Leases						Nonperforming Loans and Leases
(Dollars in thousands)	30-59 Days Past Due	60-89 Days Past Due	> 89 Days Past Due	Total Past Due	Current	Total Loans and Leases Receivable	> 89 Days Past Due and Accruing	Nonaccrual Balance	Total
Loans held for sale	$2,266	$1,361	$1,050	$4,677	$684,193	$688,870	$1,050	$—	$1,050

Commercial finance	23,381	7,671	19,975	51,027	3,244,572	3,295,599	2,314	26,412	28,726
Consumer finance	3,962	3,186	3,053	10,201	238,599	248,800	3,053	—	3,053
Tax services	—	—	8,733	8,733	92	8,825	8,733	—	8,733
Warehouse finance	—	—	—	—	517,847	517,847	—	—	—
Total loans and leases held for investment	27,343	10,857	31,761	69,961	4,001,110	4,071,071	14,100	26,412	40,512

Total loans and leases	$29,609	$12,218	$32,811	$74,638	$4,685,303	$4,759,941	$15,150	$26,412	$41,562

As of June 30, 2024	Accruing and Nonaccruing Loans and Leases						Nonperforming Loans and Leases
(Dollars in thousands)	30-59 Days Past Due	60-89 Days Past Due	> 89 Days Past Due	Total Past Due	Current	Total Loans and Leases Receivable	> 89 Days Past Due and Accruing	Nonaccrual Balance	Total
Loans held for sale	$—	$—	$—	$—	$29,380	$29,380	$—	$—	$—

Commercial finance	28,224	7,348	17,071	52,643	3,807,548	3,860,191	8,427	27,613	36,040
Consumer finance	4,496	3,534	8,588	16,618	236,740	253,358	8,588	—	8,588
Tax services	—	43,184	—	43,184	—	43,184	—	—	—
Warehouse finance	—	—	—	—	449,962	449,962	—	—	—
Total loans and leases held for investment	32,720	54,066	25,659	112,445	4,494,250	4,606,695	17,015	27,613	44,628

Total loans and leases	$32,720	$54,066	$25,659	$112,445	$4,523,629	$4,636,074	$17,015	$27,613	$44,628
The Company's nonperforming assets at September 30, 2024 were $43.0 million, representing 0.57% of total assets, compared to $46.3 million, or 0.61% of total assets at June 30, 2024 and $58.0 million, or 0.77% of total assets at September 30, 2023.
The decrease in the nonperforming assets as a percentage of total assets at September 30, 2024 compared to June 30, 2024, was primarily driven by a decrease in nonperforming loans in the commercial finance and consumer finance portfolios, partially offset by an increase in nonperforming loans in the tax services portfolio due to seasonal activity. When comparing the current period to the same period of the prior year, the decrease in nonperforming assets was primarily due to decreases in nonperforming loans in the commercial finance portfolio, partially offset by increases in the seasonal tax services portfolio and consumer finance portfolio.
The Company's nonperforming loans and leases at September 30, 2024, were $41.6 million, representing 0.87% of total gross loans and leases, compared to $44.6 million, or 0.96% of total gross loans and leases at June 30, 2024 and $56.2 million, or 1.26% of total gross loans and leases at September 30, 2023.
The Company has various portfolios of consumer lending and tax services loans that present unique risks that are statistically managed. Due to the unique risks associated with these portfolios, the Company monitors other credit quality indicators in their evaluation of the appropriateness of the allowance for credit losses on these portfolios, and as such, these loans are not included in the asset classification table below. The Company's loans and leases held for investment by asset classification were as follows for the periods presented.

	Asset Classification
(Dollars in thousands)	Pass	Watch	Special Mention	Substandard	Doubtful	Total
As of September 30, 2024
Commercial finance	$2,524,429	$486,670	$93,257	$180,942	$10,301	$3,295,599
Warehouse finance	517,847	—	—	—	—	517,847
Total loans and leases	$3,042,276	$486,670	$93,257	$180,942	$10,301	$3,813,446

	Asset Classification
(Dollars in thousands)	Pass	Watch	Special Mention	Substandard	Doubtful	Total
As of June 30, 2024
Commercial finance	$3,058,737	$537,278	$63,523	$192,473	$8,180	$3,860,191
Warehouse finance	449,962	—	—	—	—	449,962
Total loans and leases	$3,508,699	$537,278	$63,523	$192,473	$8,180	$4,310,153

Deposits, Borrowings and Other Liabilities
The average balance of total deposits and interest-bearing liabilities was $6.38 billion for the three-month period ended September 30, 2024, compared to $6.39 billion for the same period in the prior fiscal year. Total average deposits for the fiscal 2024 fourth quarter decreased by $5.7 million to $6.20 billion compared to the same period in fiscal 2023. The decrease in average deposits was due to decreases in wholesale deposits and savings deposits, partially offset by increases noninterest bearing deposits and money market deposits.
Total end-of-period deposits decreased 11% to $5.88 billion at September 30, 2024, compared to $6.59 billion at September 30, 2023. The decrease in end-of-period deposits was primarily driven by decreases in noninterest-bearing deposits of $715.8 million, money market deposits of $10.6 million, and savings deposits of $10.3 million, partially offset by an increase in wholesale deposits of $20.1 million.
As of September 30, 2024, the Company had $433.3 million in deposits related to government stimulus programs. Of the total amount of government stimulus program deposits, $198.2 million are on activated cards while $235.1 million are on inactivated cards.
As of September 30, 2024, the Company managed $201.9 million of customer deposits at other banks in its capacity as custodian. These deposits provide the Company with the ability to earn servicing fee income, typically reflective of the EFFR. The sequential quarter decrease in these customer deposits held at other banks reflects normal seasonal patterns in deposits on balance sheet as well as the Company retaining more deposits on its balance sheet to fund loan growth by the Company during the current quarter.
Regulatory Capital
The Company and its subsidiary Pathward®, N.A. (the "Bank") remained above the federal regulatory minimum capital requirements at September 30, 2024, and continued to be classified as well-capitalized, and in good standing with the regulatory agencies. Regulatory capital ratios of the Company and the Bank are stated in the table below. Regulatory capital is not affected by the unrealized loss on accumulated other comprehensive income (“AOCI”). The securities portfolio is primarily comprised of amortizing securities that should provide consistent cash flow.
The tables below include certain non-GAAP financial measures that are used by investors, analysts and bank regulatory agencies to assess the capital position of financial services companies. Management reviews these measures along with other measures of capital as part of its financial analysis.

As of the Periods Indicated	September 30, 2024(1)	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023
Company
Tier 1 leverage capital ratio	9.26%	9.13%	7.75%	7.96%	8.11%
Common equity Tier 1 capital ratio	12.60%	12.44%	12.30%	11.43%	11.25%
Tier 1 capital ratio	12.86%	12.70%	12.56%	11.69%	11.50%
Total capital ratio	14.08%	14.33%	14.21%	13.12%	12.84%
Bank
Tier 1 leverage ratio	9.44%	9.36%	7.92%	8.15%	8.32%
Common equity Tier 1 capital ratio	13.12%	13.02%	12.83%	11.97%	11.81%
Tier 1 capital ratio	13.12%	13.02%	12.83%	11.97%	11.81%
Total capital ratio	13.97%	14.27%	14.09%	13.01%	12.76%
(1) September 30, 2024 percentages are preliminary pending completion and filing of the Company's regulatory reports. Regulatory capital ratios for periods presented reflect the Company's election of the five-year CECL transition for regulatory capital purposes.

The following table provides the non-GAAP financial measures used to compute certain of the ratios included in the table above, as well as a reconciliation of such non-GAAP financial measures to the most directly comparable financial measure in accordance with GAAP:

	Standardized Approach(1)
As of the Periods Indicated (Dollars in thousands)	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023
Total stockholders' equity	$839,605	$765,248	$739,462	$729,282	$650,625
Adjustments:
LESS: Goodwill, net of associated deferred tax liabilities	296,105	296,496	296,889	297,283	297,679
LESS: Certain other intangible assets	18,018	18,315	19,146	20,093	21,228
LESS: Net deferred tax assets from operating loss and tax credit carry-forwards	13,253	11,880	15,862	20,253	19,679
LESS: Net unrealized (losses) on available for sale securities	(152,328)	(206,584)	(205,460)	(187,901)	(254,294)
LESS: Noncontrolling interest	(277)	(506)	(420)	(510)	(1,005)
ADD: Adoption of Accounting Standards Update 2016-13	1,345	1,345	1,345	1,345	2,017
Common Equity Tier 1(1)	666,179	646,992	614,790	581,409	569,355
Long-term borrowings and other instruments qualifying as Tier 1	13,661	13,661	13,661	13,661	13,661
Tier 1 minority interest not included in common equity Tier 1 capital	(150)	(374)	(311)	(410)	(826)
Total Tier 1 capital	679,690	660,279	628,140	594,660	582,190
Allowance for credit losses	44,687	65,182	62,715	53,037	47,960
Subordinated debentures, net of issuance costs	19,693	19,668	19,642	19,617	19,591
Total capital	$774,070	$745,129	$710,497	$667,314	$649,741
(1) Capital ratios were determined using the Basel III capital rules that became effective on January 1, 2015. Basel III revised the definition of capital, increased minimum capital ratios, and introduced a minimum CET1 ratio; those changes were fully phased in through the end of calendar year 2021.

Conference Call
The Company will host a conference call and earnings webcast with a corresponding presentation at 4:00 p.m. Central Time (5:00 p.m. Eastern Time) on Wednesday, October 23, 2024. The live webcast of the call can be accessed from Pathward’s Investor Relations website at www.pathwardfinancial.com. Telephone participants may access the conference call by dialing 1-833-470-1428 approximately 10 minutes prior to start time and reference access code 291724.
The Quarterly Investor Update slide presentation prepared for use in connection with the Company's conference call and earnings webcast is available under the Presentations link in the Investor Relations - Events & Presentations section of the Company's website at www.pathwardfinancial.com. A webcast replay will also be archived at www.pathwardfinancial.com for one year.

Upcoming Investor Events
•Piper Sandler East Coast Financial Services Conference, Nov. 14, 2024 | Naples, FL

About Pathward Financial, Inc.
Pathward Financial, Inc. (Nasdaq: CASH) is a U.S.-based financial holding company driven by its purpose to power financial inclusion for all. Through our subsidiary, Pathward®, N.A., we strive to increase financial availability, choice, and opportunity across our Partner Solutions and Commercial Finance business lines. These strategic business lines provide end-to-end support to individuals and businesses. Learn more at www.pathwardfinancial.com.

Investor Relations Contact
Darby Schoenfeld, CPA
SVP, Chief of Staff & Investor Relations
877-497-7497
investorrelations@pathward.com

Media Relations Contact
mediarelations@pathward.com

Forward-Looking Statements
The Company and the Bank may from time to time make written or oral “forward-looking statements,” including statements contained in this press release, the Company’s filings with the Securities and Exchange Commission ("SEC"), the Company’s reports to stockholders, and in other communications by the Company and the Bank, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.
You can identify forward-looking statements by words such as “may,” “hope,” “will,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “continue,” “could,” “future,” "target," or the negative of those terms, or other words of similar meaning or similar expressions. You should carefully read statements that contain these words because they discuss our future expectations or state other “forward-looking” information. These forward-looking statements are based on information currently available to us and assumptions about future events, and include statements with respect to the Company’s beliefs, expectations, estimates, and intentions, which are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control. Such risks, uncertainties and other factors may cause our actual growth, results of operations, financial condition, cash flows, performance and business prospects and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Such statements address, among others, the following subjects: future operating results including our earnings per diluted share guidance, annual effective tax rate and related performance expectations; progress on key strategic initiatives; expected results of our partnerships; impacts of our improved data analytics, underwriting and monitoring processes; expected nonperforming loan resolutions and net charge off rates; the performance of our securities portfolio; the impact of card balances related to government stimulus programs; customer retention; loan and other product demand; new products and services; credit quality; the level of net charge-offs and the adequacy of the allowance for credit losses; and technology. The following factors, among others, could cause the Company's financial performance and results of operations to differ materially from the expectations, estimates, and intentions expressed in such forward-looking statements: maintaining our executive management team; expected growth opportunities may not be realized or may take longer to realize than expected; the potential adverse effects of unusual and infrequently occurring events, including the impact on financial markets from geopolitical conflicts such as the military conflicts in Ukraine and the Middle East, weather-related disasters, or public health events, such as pandemics, and any governmental or societal responses thereto; our ability to successfully implement measures designed to reduce expenses and increase efficiencies; changes in trade, monetary, and fiscal policies and laws, including actual changes in interest rates and the Fed Funds rate, and their related impacts on macroeconomic conditions, customer behavior, funding costs and loan and securities portfolios; changes in tax laws; the strength of the United States' economy and the local economies in which the Company operates; adverse developments in the financial services industry generally such as bank failures, responsive measures to mitigate and manage such developments, related supervisory and regulatory actions and costs, and related impacts on customer behavior; inflation, market, and monetary fluctuations; our liquidity and capital positions, including the sufficiency of our liquidity; the timely and efficient development of new products and services offered by the Company or its strategic partners, as well as risks (including reputational and litigation) attendant thereto, and the perceived overall value and acceptance of these products and services by users; the Bank's ability to maintain its Durbin Amendment exemption; the risks of dealing with or utilizing third parties, including, in connection with the Company’s prepaid card and tax refund advance businesses, the risk of reduced volume of refund advance loans as a result of reduced customer demand for or usage of the Bank's strategic partners’ refund advance products; our relationship with, and any actions which may be initiated by, our regulators; changes in financial services laws and regulations, including laws and regulations relating to the tax refund industry and the insurance premium finance industry; technological changes, including, but not limited to, the protection of our electronic systems and information; the impact of acquisitions and divestitures; litigation risk; the growth of the Company’s business, as well as expenses related thereto; continued maintenance by the Bank of its status as a well-capitalized institution; changes in consumer borrowing, spending and saving habits; losses from fraudulent or illegal activity; technological risks and developments and cyber threats, attacks, or events; and the success of the Company at maintaining its high quality asset level and managing and collecting assets of borrowers in default should problem assets increase.
The foregoing list of factors is not exclusive. We caution you not to place undue reliance on these forward-looking statements. The forward-looking statements included in this press release speak only as of the date hereof. Additional discussions of factors affecting the Company’s business and prospects are reflected under the caption “Risk Factors” and in other sections of the Company’s Annual Report on Form 10-K for the Company’s fiscal year ended September 30, 2023, and in other filings made with the SEC. The Company expressly disclaims any intent or obligation to update, revise or clarify any forward-looking statements, whether written or oral, that may be made from time to time by or on behalf of the Company or its subsidiaries, whether as a result of new information, changed circumstances, or future events or for any other reason.

Condensed Consolidated Statements of Financial Condition (Unaudited)

(Dollars in Thousands, Except Share Data)	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023
ASSETS
Cash and cash equivalents	$158,337	$298,926	$347,888	$671,630	$375,580
Securities available for sale, at fair value	1,741,221	1,725,460	1,779,458	1,850,581	1,804,228
Securities held to maturity, at amortized cost	33,092	34,026	34,682	35,440	36,591
Federal Reserve Bank and Federal Home Loan Bank Stock, at cost	36,014	24,449	25,844	23,694	28,210
Loans held for sale	688,870	29,380	25,946	69,518	77,779
Loans and leases	4,075,195	4,612,552	4,409,385	4,426,281	4,366,116
Allowance for credit losses	(45,336)	(79,836)	(80,777)	(53,785)	(49,705)
Accrued interest receivable	31,385	31,755	30,294	27,080	23,282
Premises, furniture, and equipment, net	39,055	36,953	37,266	38,270	39,160
Rental equipment, net	205,339	209,544	215,885	228,916	211,750
Goodwill and intangible assets	326,094	327,018	328,001	329,241	330,225
Other assets	260,070	280,053	283,245	280,571	292,327
Total assets	$7,549,336	$7,530,280	$7,437,117	$7,927,437	$7,535,543

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Deposits	5,875,085	6,431,516	6,368,344	6,936,055	6,589,182
Short-term borrowings	377,000	—	31,000	—	13,000
Long-term borrowings	33,354	33,329	33,373	33,614	33,873
Accrued expenses and other liabilities	424,292	300,187	264,938	228,486	248,863
Total liabilities	6,709,731	6,765,032	6,697,655	7,198,155	6,884,918

STOCKHOLDERS’ EQUITY
Preferred stock	—	—	—	—	—
Common stock, $.01 par value	248	251	254	260	262
Common stock, Nonvoting, $.01 par value	—	—	—	—	—
Additional paid-in capital	638,803	636,284	634,415	629,737	628,500
Retained earnings	354,474	343,392	317,964	293,463	278,655
Accumulated other comprehensive loss	(153,394)	(207,992)	(206,570)	(188,433)	(255,443)
Treasury stock, at cost	(249)	(6,181)	(6,181)	(5,235)	(344)
Total equity attributable to parent	839,882	765,754	739,882	729,792	651,630
Noncontrolling interest	(277)	(506)	(420)	(510)	(1,005)
Total stockholders’ equity	839,605	765,248	739,462	729,282	650,625
Total liabilities and stockholders’ equity	$7,549,336	$7,530,280	$7,437,117	$7,927,437	$7,535,543

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended			Fiscal Year Ended
(Dollars in Thousands, Except Share and Per Share Data)	September 30, 2024	June 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Interest and dividend income:
Loans and leases, including fees	$102,292	$95,871	$90,085	$395,876	$323,602
Mortgage-backed securities	9,607	9,748	10,225	39,402	41,197
Other investments	7,851	8,323	9,332	41,073	33,936
	119,750	113,942	109,642	476,351	398,735
Interest expense:
Deposits	1,119	1,689	1,954	13,019	4,356
FHLB advances and other borrowings	2,709	1,394	2,754	8,214	6,518
	3,828	3,083	4,708	21,233	10,874

Net interest income	115,922	110,859	104,934	455,118	387,861

Provision for credit loss	838	5,881	9,042	42,661	57,354

Net interest income after provision for credit loss	115,084	104,978	95,892	412,457	330,507

Noninterest income:
Refund transfer product fees	1,703	9,111	308	40,178	39,452
Refund advance fee income	229	(67)	(252)	43,473	37,433
Card and deposit fees	26,441	33,408	31,233	125,943	150,746
Rental income	13,199	13,779	14,562	54,157	54,190
Gain on sale of trademarks	—	—	—	—	10,000
Gain on sale of other	3,459	4,675	2,006	12,669	2,663
Other income	6,979	4,965	8,194	23,167	22,115
Total noninterest income	52,010	65,871	56,051	299,587	316,599

Noninterest expense:
Compensation and benefits	52,298	48,449	46,352	201,472	184,318
Refund transfer product expense	168	2,136	28	9,862	9,723
Refund advance expense	20	47	(6)	1,943	1,863
Card processing	33,877	34,314	29,549	137,938	105,498
Occupancy and equipment expense	9,376	9,070	9,274	36,587	34,691
Operating lease equipment depreciation	10,445	10,465	10,846	41,757	45,710
Legal and consulting	8,414	5,410	7,633	24,857	27,102
Intangible amortization	924	983	1,110	4,131	4,971
Impairment expense	—	999	—	3,012	3,273
Other expense	14,348	11,806	13,416	51,694	47,826
Total noninterest expense	129,870	123,679	118,202	513,253	464,975

Income before income tax expense	37,224	47,170	33,741	198,791	182,131

Income tax expense (benefit)	3,052	5,123	(2,672)	29,141	16,324

Net income before noncontrolling interest	34,172	42,047	36,413	169,650	165,807
Net income attributable to noncontrolling interest	575	212	507	1,293	2,192
Net income attributable to parent	$33,597	$41,835	$35,906	$168,357	$163,615

Less: Allocation of Earnings to participating securities(1)	348	432	531	1,540	2,445
Net income attributable to common shareholders(1)	33,249	41,403	35,375	166,817	161,162
Earnings per common share:
Basic	$1.35	$1.66	$1.37	$6.63	$6.01
Diluted	$1.35	$1.66	$1.36	$6.62	$5.99
Shares used in computing earnings per common share:
Basic	24,676,329	24,946,085	25,883,807	25,169,937	26,833,079
Diluted	24,715,021	24,979,818	25,991,449	25,201,750	26,925,606
(1) Amounts presented are used in the two-class earnings per common share calculation.

Average Balances, Interest Rates and Yields
The following table presents, for the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and in rates. Only the yield/rate reflects tax-equivalent adjustments. Nonaccruing loans and leases have been included in the table as loans carrying a zero yield.

Three Months Ended September 30,	2024			2023
(Dollars in thousands)	Average Outstanding Balance	Interest Earned / Paid	Yield / Rate(1)	Average Outstanding Balance	Interest Earned / Paid	Yield / Rate(1)
Interest-earning assets:
Cash and fed funds sold	$214,921	$1,868	3.46%	$230,032	$2,425	4.18%
Mortgage-backed securities	1,412,359	9,607	2.71%	1,514,318	10,225	2.68%
Tax exempt investment securities	124,944	858	3.46%	141,328	964	3.43%
Asset-backed securities	200,382	2,967	5.89%	260,460	3,656	5.57%
Other investment securities	278,197	2,158	3.09%	289,980	2,287	3.13%
Total investments	2,015,882	15,590	3.12%	2,206,086	17,132	3.13%
Commercial finance	3,909,498	83,453	8.49%	3,543,353	74,157	8.30%
Consumer finance	274,675	6,413	9.29%	312,292	7,125	9.05%
Tax services	39,437	136	1.38%	44,192	(147)	(1.32)%
Warehouse finance	470,902	12,290	10.38%	388,230	8,950	9.15%
Total loans and leases	4,694,512	102,292	8.67%	4,288,067	90,085	8.33%
Total interest-earning assets	$6,925,315	$119,750	6.89%	$6,724,185	$109,642	6.48%
Noninterest-earning assets	573,503			566,890
Total assets	$7,498,818			$7,291,075

Interest-bearing liabilities:
Interest-bearing checking	$650	$—	0.19%	$364	$—	0.33%
Savings	47,193	3	0.03%	58,907	6	0.04%
Money markets	174,465	561	1.28%	156,671	237	0.60%
Time deposits	4,205	3	0.25%	5,589	3	0.19%
Wholesale deposits	41,299	552	5.32%	128,155	1,708	5.29%
Total interest-bearing deposits (a)	267,812	1,119	1.66%	349,686	1,954	2.22%
Overnight fed funds purchased	147,425	2,044	5.52%	148,837	2,077	5.54%
Subordinated debentures	19,676	355	7.17%	19,574	357	7.23%
Other borrowings	13,661	310	9.02%	14,484	320	8.76%
Total borrowings	180,762	2,709	5.96%	182,895	2,754	5.97%
Total interest-bearing liabilities	448,574	3,828	3.39%	532,581	4,708	3.51%
Noninterest-bearing deposits (b)	5,931,459	—	—%	5,855,248	—	—%
Total deposits and interest-bearing liabilities	$6,380,033	$3,828	0.24%	$6,387,829	$4,708	0.29%
Other noninterest-bearing liabilities	318,818			223,242
Total liabilities	6,698,851			6,611,071
Shareholders' equity	799,967			680,004
Total liabilities and shareholders' equity	$7,498,818			$7,291,075
Net interest income and net interest rate spread including noninterest-bearing deposits		$115,922	6.65%		$104,934	6.19%

Net interest margin			6.66%			6.19%
Tax-equivalent effect			0.01%			0.02%
Net interest margin, tax-equivalent(2)			6.67%			6.21%

Total cost of deposits (a+b)	6,199,271	1,119	0.07%	6,204,934	1,954	0.12%
(1) Tax rate used to arrive at the TEY for the three months ended September 30, 2024 and 2023 was 21%.
(2) Net interest margin expressed on a fully-taxable-equivalent basis ("net interest margin, tax-equivalent") is a non-GAAP financial measure. The tax-equivalent adjustment to net interest income recognizes the estimated income tax savings when comparing taxable and tax-exempt assets and adjusting for federal and state exemption of interest income. The Company believes that it is a standard practice in the banking industry to present net interest margin expressed on a fully taxable equivalent basis and, accordingly, believes the presentation of this non-GAAP financial measure may be useful for peer comparison purposes.

Selected Financial Information

As of and For the Three Months Ended	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023
Equity to total assets	11.12%	10.16%	9.94%	9.20%	8.63%
Book value per common share outstanding	$33.79	$30.51	$29.14	$28.06	$24.85
Tangible book value per common share outstanding	$20.67	$17.47	$16.21	$15.39	$12.24
Common shares outstanding	24,847,353	25,085,230	25,377,986	25,988,230	26,183,583
Nonperforming assets to total assets	0.57%	0.61%	0.50%	0.53%	0.77%
Nonperforming loans and leases to total loans and leases	0.87%	0.96%	0.78%	0.88%	1.26%
Net interest margin	6.66%	6.56%	6.23%	6.23%	6.19%
Net interest margin, tax-equivalent	6.67%	6.57%	6.24%	6.24%	6.21%
Return on average assets	1.79%	2.28%	3.17%	1.46%	1.97%
Return on average equity	16.80%	22.62%	35.72%	16.87%	21.12%
Return on average tangible equity	28.40%	40.59%	64.92%	33.95%	41.15%
Full-time equivalent employees	1,241	1,232	1,204	1,218	1,193

Non-GAAP Reconciliations

Net Interest Margin and Cost of Deposits	At and For the Three Months Ended
(Dollars in thousands)	September 30, 2024	June 30, 2024	September 30, 2023
Average interest earning assets	$6,925,315	$6,801,888	$6,724,185
Net interest income	$115,922	$110,859	$104,934
Net interest margin	6.66%	6.56%	6.19%
Quarterly average total deposits	$6,199,271	$6,260,990	$6,204,934
Deposit interest expense	$1,119	$1,689	$1,954
Cost of deposits	0.07%	0.11%	0.12%

Adjusted Net Interest Margin and Adjusted Cost of Deposits
Average interest earning assets	$6,925,315	$6,801,888	$6,724,185
Net interest income	115,922	110,859	104,934
Less: Contractual, rate-related processing expense	26,274	27,595	22,473
Adjusted net interest income	$89,648	$83,264	$82,461
Adjusted net interest margin	5.15%	4.92%	4.87%
Average total deposits	$6,199,271	$6,260,990	$6,204,934
Deposit interest expense	1,119	1,689	1,954
Add: Contractual, rate-related processing expense	26,274	27,595	22,473
Adjusted deposit expense	$27,393	$29,284	$24,427
Adjusted cost of deposits	1.76%	1.88%	1.56%